EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated February 8, 2006 on the financial statements of MakeMusic, Inc. (the “Registrant”), which report and statements appear, or are incorporated by reference, in the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005.
/s/ McGladrey & Pullen, LLP
Minneapolis, MN
June 8, 2006